Exhibit 10.25

AMENDMENT

TO

AGREEMENT DATED MARCH 23, 2004 BY AND BETWEEN

LANNETT COMPANY, INC. AND

JEROME STEVENS PHARMACEUTICALS, INC.

This AMENDMENT to the Supply Agreement (“Amendment”) is entered into as of this 19th day of August, 2013, by and between LANNETT COMPANY, INC., a Delaware corporation with offices located at 13200 Townsend Road, Philadelphia, Pennsylvania 19154 (“LCI”), and JEROME STEVENS PHARMACEUTICALS, INC., a New York corporation with offices located at 60 DaVinci Drive, Bohemia, New York 11716 (“JSP”).

BACKGROUND

WHEREAS, LCI and JSP entered into a Supply Agreement, dated March 23, 2004 (the “Agreement”), pursuant to which JSP agreed to provide LCI with Butalbital with Aspirin, Caffeine and Codeine Phosphate capsules (“BACC”), Digoxin tablets (“Digoxin”) and Levothyroxine Sodium tablets, as defined in the latest edition of United States Pharmacopeia, sold under the generic name and the brand name “Unithroid” (“Levothyroxine”) (collectively, the “JSP Products”).  (All capitalized terms used and not defined herein will have the meanings given to them in the Agreement.)

WHEREAS, the parties now desire to enter into this Amendment to set forth certain changes to and modifications of the terms and conditions contained in the Agreement.

NOW, THEREFORE, in consideration of the valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Term.  Paragraph 2 of the Agreement, entitled “Term”, is hereby amended by adding the following at the end thereof:

Following the expiration of the initial ten-year term, the term of this Agreement shall be extended for five (5) years, continuing through March 23, 2019 (the “Initial Renewal Term”).  In addition, the parties agree to discuss a mutual extension, to renew this Agreement for an additional five (5) years, continuing through March 23, 2024 (the “Second Renewal Term”). (The Initial Renewal Term and Second Renewal Term, if exercised, will be collectively referred to as the “Renewal Term”).

2.             Initial Minimum Purchase Order Volumes.  Paragraph 5 of the Agreement, entitled “Initial Minimum Purchase Order Volumes”, shall not apply to the First Renewal Term and, if it takes effect, the Second Renewal Term.  In its place shall be an obligation for LCI to purchase from JSP a minimum of $1.0 Million of BACC capsules, a minimum of $25.0 Million of Levothyroxine Sodium tablets, and a minimum of $ 5.0 Million of Digoxin tablets, in the aggregate, during each year of the First Renewal Term and, if it takes effect, the Second Renewal Term.

In the event that such minimum purchase requirements are not met for any one or more JSP Product in any given year, JSP reserves the right to reclaim the product marketing and distribution rights for such JSP Product and LCI agrees to transition such business to JSP.  For clarity, the parties agree that JSP will not have the right or ability to reclaim any JSP Product for which LCI meets the above minimum purchase requirements.

3.             Joint Sales Meetings.  Every three (3) months (quarterly) during the First Renewal Term and, if it takes effect, the Second Renewal Term, the relevant JSP and LCI staff will conduct a joint evaluation of sales during the prior quarter, with the intention of renewing or evaluating the level of purchasing currently in place for the trailing twelve months. Should the need arise, this meeting shall also be used to arrange to transition the JSP products back to JSP.  Such transition shall include LCI using its best efforts to obtain written consent of customers to transfer to JSP any agreements and any of LCI’s rights or obligations under such agreements should Lannett decided not to renew or if JSP and LCI are unable to agree on terms for the Second Renewal Term.

4.             Consideration.  Paragraph 11 of the Agreement, entitled “Consideration”, shall not apply to the First Renewal Term and, if it takes effect, the Second Renewal Term.  In lieu thereof, the parties agree, that:  (a)  LCI shall issue to JSP (or its nominee(s)) one million five hundred thousand (1,500,000) shares of restricted common stock of LCI (“LCI Shares”) effective as of the date of this Amendment; and (b)  if the Second Renewal Term should take effect, LCI shall issue to JSP (or its nominee(s)) one million five hundred thousand (1,500,000) shares of restricted common stock of LCI as of the effective date of the Second Renewal Term (i.e., March 24, 2019). Such shares of common stock shall be delivered free and clear of all lien and/or encumbrances, with all required transfer taxes, if any, paid or provided for.

5.             Restrictions on Transfer of Shares.  JSP agrees, on behalf of itself and all nominee(s) who receive any LCI Shares (collectively, the “Nominees”), that, until after March 24, 2014, neither it nor they shall, directly or indirectly, without the prior written approval of LCI:  (a) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of any of the LCI Shares issued under Section 4(a) above (the “First Renewal

Shares”); (b) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any of the First Renewal Shares; or (c) engage in any short selling of any of the First Renewal Shares. Each Certificate issued with respect to the LCI Shares shall include an appropriate legend with regard to the restrictions set forth in this Section.  Such Certificates may be re-issued after March 24, 2014 without such legend.

6.             Proxy.  JSP, on behalf of itself and all Nominees, hereby irrevocably grants to Arthur Bedrosian, as the President and Chief Executive Officer of LCI (“Bedrosian”), and appoints Bedrosian (with full power of substitution) as its and their irrevocable proxy to vote, abstain from voting, execute and deliver written consents, and/or take any other action whatsoever in respect of the LCI Shares during the period of time between the date of this Amendment and March 24, 2014, as fully, to the same extent and with the same effect as JSP and the Nominees might or could do under applicable law.  This proxy may be exercised by Bedrosian on any one or more occasions.  JSP, on behalf of itself and all Nominees, hereby further affirms that this irrevocable proxy is coupled with an interest and may under no circumstances be revoked. JSP, on behalf of itself and all Nominees, ratifies and confirms all that Bedrosian may lawfully do or cause to be done by virtue hereof.  This proxy shall expire on March 25, 2014.

7.             Separate Documents for Nominees.  If requested by LCI, each of the Nominees shall be required to sign and deliver to LCI, as a condition precedent to their receipt of Certificates evidencing their portion of the LCI Shares, a document affirming their agreement to be bound by Sections 5 and 6 above, including, but not limited to, an irrevocable proxy in a form acceptable to LCI.

8.             Return of Unithroid.  The parties will continue to negotiate the nature, form and process for the return of the Unithroid brand name for further sales by JSP at brand prices.  It is understood that the price differences between the resale of JSP manufactured Levothyroxine Sodium sold under LCI’s label will not be in conflict with the selling price of Unithroid sold at brand prices by JSP or others.  All branding opportunities developed by LCI for the Unithroid brand will be transferred to JSP.  The parties agree to use their best efforts to finalize such negotiations by no later than December 31, 2013.

9.             Non-Compete Covenant.  For the duration of the First Renewal Term and, if it takes effect, the Second Renewal Term, LCI agrees not to submit any applications to the U.S. Food and Drug Administration for any of the JSP Products or to distribute to its customers any products that compete with any of the JSP Products, nor to enter into any agreement with a third party to distribute the JSP Products from a competing source.

10.          Sale of Business.  If, during the First Renewal Term and, if it takes effect, the Second Renewal Term, LCI enters into any negotiations for the sale of LCI, LCI will notify JSP so that preparations can be taken and options can be considered.

11.          Repackaging.  LCI agrees to use commercially reasonable efforts to identify and qualify any of its customers that indicate to LCI that they intend to repack or repackage any of the JSP Products.

12.          Notices.  The last sentence of Paragraph 11 of the Agreement is hereby deleted and replaced with the following:

A copy of any notice sent to LCI shall also be sent to:

Samuel H. Israel, Esquire

Fox Rothschild LLP

2000 Market Street

20th Floor

Philadelphia, PA 19103

13.          Agreement.  Unless the context clearly indicates otherwise, all references to the term “Agreement” contained in the Agreement and/or this Amendment will mean the Agreement as amended hereby.

14.          Counterparts.  This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.          Miscellaneous.  All terms and provisions of the Agreement that are not expressly amended or modified by this Amendment will remain in full force and effect. In the event of any conflict between any of the terms of the Agreement and the terms of this Amendment, the terms of this Amendment will control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the date first indicated above.

LANNETT COMPANY, INC.

By:	/s/ Arthur Bedrosian
Arthur Bedrosian, President & CEO

JEROME STEVENS PHARMACEUTICALS, INC.

By:	/s/ Jerome Steinlauf
Jerome Steinlauf, President